Exhibit 99.1

VRINGO ADOPTS SHAREHOLDER RIGHTS PLAN TO PRESERVE VALUABLE NET
OPERATING LOSS CARRYFORWARDS AND OTHER TAX BENEFITS

New York, NY, March 18, 2016 — Vringo, Inc. (NASDAQ: VRNG) announced today that its Board of Directors has adopted a shareholder rights plan in the form of a Section 382 Rights Agreement designed to preserve its substantial tax assets.

As of December 31, 2015, Vringo had net operating loss (“NOL”) carryforwards of approximately $123.5 million, which could be used in certain circumstances to offset Vringo’s future taxable income or otherwise payable taxes and therefore reduce its federal and state income tax liabilities. Vringo’s plan is similar to plans adopted by numerous other public companies with significant net operating loss carryforwards.

Vringo’s ability to use NOLs would be substantially limited in the event of an “ownership change” under Sections 382 and 383 of the Internal Revenue Code and related U.S. Treasury regulations. In general, an ownership change would occur if Vringo’s shareholders who own, or are deemed to own, 5% or more of Vringo’s common stock increase their collective ownership in Vringo by more than 50% over a rolling three-year period. The shareholder rights plan is intended to reduce the likelihood of an unintended ownership change occurring through the buying of Vringo common stock.

As part of the plan, on March 18, 2016, Vringo’s Board declared a dividend of one preferred-share-purchase-right for each share of Vringo common stock outstanding as of March 29, 2016. Effective today, if any person or group acquires 4.99% or more of the outstanding shares of Vringo common stock, or if a person or group that already owns 4.99% or more of Vringo common stock acquires additional shares representing 0.5% or more of the outstanding shares of Vringo common stock, then, subject to certain exceptions, there would be a triggering event under the plan. The rights would then separate from the Vringo common stock and would be adjusted to become exercisable to purchase shares of Vringo common stock having a market value equal to twice the exercise price, resulting in significant dilution in the ownership interest of the acquiring person or group.

Vringo’s Board has the discretion to exempt any acquisition of Vringo common stock from the provisions of the plan if it determines that doing so would not jeopardize or endanger the Company’s use of its tax assets. Vringo’s Board also has the ability to terminate the plan prior to a triggering event, including but not limited to in connection with a transaction, if it determines that doing so would be in the best interests of the Company’s shareholders.

The Company expects to seek shareholder approval of the Section 382 Rights Agreement at its 2016 Annual Meeting of the Stockholders. The rights issued under the plan will expire on March 18, 2017, if not approved by Vringo’s shareholders prior to that date, or March 18, 2019, if the plan is approved. The rights may also expire on an earlier date if certain events occur, as described more fully in the Section 382 Rights Agreement that the Company will file with the Securities and Exchange Commission.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as Vringo’s legal counsel.

Additional information regarding the Section 382 Rights Agreement will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Vringo is filing with the Securities and Exchange Commission. In addition, Vringo shareholders of record as of March 29, 2016 will be sent a summary of the rights.

About Vringo, Inc.

Vringo, Inc. is a diversified technology company engaged in the innovation, development, commercialization and monetization of three operating segments; Fli Charge, Group Mobile, and Intellectual Property. Fli Charge is dedicated to the licensing and commercialization of wire-free power technologies. Group Mobile is dedicated to the marketing and sale of rugged computing devices. Intellectual Property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion, mobile and wire-free charging technologies; visit: www.vringo.com | www.flicharge.com | www.groupmobile.com

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of litigation; our inability to monetize and recoup our investment with respect to patent assets and other businesses that that we have acquired or acquire in the future; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom computing industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; general economic conditions and level of information technology and consumer electronics spending; the potential loss of one or more of our significant Original Equipment Manufacturer (“OEM”) suppliers, the potential lack of market acceptance of our products; market acceptance, quality, pricing, availability and useful life of our products and services, as well as the mix of our products and services sold; potential competition from other providers and products; our inability to retain key members of our management team; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 10, 2016.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media

212-309-7549

info@vringoinc.com